Exhibit 10.1

OCCUPATIONAL LEASE OF FIRST FLOOR, UNIT B, COOKSTOWN

COURT, TALLAGHT, DUBLIN 24

DATED THE 15th DAY OF July 2015

(1)	DELTA DISTRIBUTORS LIMITED

AND

(2)	FLEETMATICS IRELAND LIMITED

(3)	FLEETMATICS GROUP PLC

L E A S E

FIRST FLOOR, BLOCK B, COOKSTOWN

COURT, TALLAGHT, DUBLIN 24

S DUFFY & CO

Solicitors

10 Herbert Street

Dublin 2

CONTENTS

CLAUSE NO

1.	Summary of Lease Particulars

2.	Definitions

3.	Demise

4.	Rent

5.	Repair and Cleaning

6.	Paint and Decoration

7.	User

8.	Alterations

9.	Planning

10.	Building Control

11.	Alienation

12.	Tenant’s other Covenants
12.1	Outgoings
12.2	Utilities
12.3	Stamp Duty and VAT
12.4	Landlord’s Costs
12.5	Indemnity
12.6	Interest on Arrears
12.7	Access by Landlord and Notice of Repair
12.8	Aerial Signs & Advertisements
12.9	Statutes Notices and Orders
12.10	Equipment
512.11	Defective Premises
12.12	Encroachments
12.13	Evidence of Compliance

12.14	Nuisance
12.15	Keyholders
12.16	Sale of Reversion
12.17	Re-letting
12.18	Yield Up
12.19	Superior Lease

13.	Landlord’s Covenants
13.1	Quiet Enjoyment
13.2	Exercising Rights

14.	Insurance
14.1	Landlord’s Covenants
14.2	Tenant’s Covenants
14.3	Suspension of Rent
14.4	Re-instatement

15.	Services and Service Charges
15.1	Services
15.2	Qualified nature of the Landlord’s covenants
15.3	Definitions
15.4	Payment of Service Charges

16.	Forfeiture

17.	Miscellaneous
17.1	Representations
17.2	Exclusion of Use Warranty
17.3	Disputes with Adjoining Owners
17.4	Covenants relating to Adjoining Premises
17.5	Effect of Waiver
17.6	Rights and Easements
17.7	Closure of Building
17.8	Extension of Term
17.9	Perpetuity Period
17.10	Landlord’s Surveyor
17.11	Tenant’s Possessions
17.12	Tenant’s Option to Determine

18.	Guarantee

19	Notices.

20.	Interpretation

1.	SUMMARY OF LEASE PARTICULARS

1.1	Date of Lease: 15th day of July 2015

1.2	The Landlord: DELTA DISTRIBUTORS LIMITED having its registered office at Dartmouth House, Kylemore Road, Dublin 10.

1.3	The Tenant: FLEETMATICS IRELAND LIMITED having its registered office at Floors 1 and 2, Block C, Cookstown Industrial Estate, Belgard Road, Tallaght, Dublin 24.

1.4	The Guarantor: FLEETMATICS GROUP PLC having its registered office at Floors 1 and 2, Block C, Cookstown Court, Cookstown Industrial Estate, Tallaght, Dublin

1.5	The Estate: Cookstown Court, Cookstown Industrial Estate, Tallaght, Dublin 24.

1.6	The Property: First Floor Unit B, Cookstown Court, Cookstown Industrial Estate, Tallaght, Dublin 24

1.7	The Term: From the Commencement Date until 15 July 2018.

1.8	The Commencement Date: The 15th day of July 2015

1.9	The Initial Rent: €89,966.00, comprising of (i) €73,716.00 which is calculated at the rate of €12 per square foot per annum of internal gross floor area and (ii) €16,250.00 for 25 car park spaces at the rate of €650.00 per annum per car park space.

1.10	The Gale Days: the Commencement Date and quarterly thereafter on 1 January, 1 April, 1 July and 1 October in every year of the Term

1.11	The Permitted Use: Offices

1.12	The Tenant’s Share: Ratio which the gross internal floor area of the Property bears to the aggregate of the gross internal floor area of all the Units.

1.13	The Service Charge Commencement Date: The 15th day of July 2015.

THIS LEASE made the 15th day of July 2015.

BETWEEN:

(1)	DELTA DISTRIBUTORS LIMITED having its registered office at Dartmouth House, Kylemore Road, Dublin 10 (“Landlord”).

(2)	FLEETMATICS IRELAND LIMITED having its registered office at Floors 1 and 2, Block C, Cookstown Industrial Estate, Belgard Road, Tallaght, Dublin 24 (“Tenant”) and

(3)	FLEETMATICS GROUP PLC having its registered office at Floors 1 and 2, Block C, Cookstown Court, Cookstown Industrial Estate, Tallaght, Dublin (“Guarantor”)

2.	DEFINITIONS

In this Lease the following terms shall have the following meanings unless the context otherwise requires:

2.1.	“the Basement” means the entire of the Building situated below the upper surface of the Deck excluding the core.

2.2.	“the Building” means the office building and double level basement constructed on the Estate comprising four separate terraced office units known as Block A, Block B, Block C and Block D including the basement.

2.3.	“the Car Spaces” means the car parking spaces in the Basement and in the Common Areas exclusively allocated to each Unit for car parking.

2.4.	“the Common Areas” means those parts of the Estate excluding the Units designed for the common use and enjoyment of the owners and occupiers of the Building and all persons expressly or by implication authorised by them including but not limited to:

(a)	The Basement.

(b)	The fire escape stairs not forming part of any Unit and all structural parts of such stairs including fire doors leading out to such stairs.

(c)	Any structural part of the Building which does not form part of the Unit or any other Unit in the Building.

(d)	All roads, footpaths, ramps, concourses, car parking areas, service areas, boundary fencing and landscaped areas within the Estate.

2.5.	“the Conduits” means all sewers, drains, pipes, cables, wires, gutters, ducts and all other forms of media used or intended to be used for conducting or for the passage of water, drainage, electricity, gas, telephone, alarm signals, air extracted, air ventilated, air heated or other services or supplies.

2.6.	“the Core” means that portion of the Unit situated below the Deck but excluding the structural parts of the Core and load bearing walls but including the internal plaster finish thereof.

2.7.	“the Deck” means the entire of the structural slab forming the roof of the upper level of the basement.

2.8.	“Estate” means the office development known as Cookstown Court, Cookstown Industrial Estate, Tallaght, Dublin 24 outlined on the map annexed hereto and thereon edged in blue and including the Building, the Units, the Basement, the Common Areas, the Deck, the Core, the Unit Plant Area and the Car Spaces.

2.9.	“the Estate Plant” means all access control, lighting, ventilation, services, heating services, cooling services, fire fighting services and other services exclusively provided to the Common Areas and the Basement.

2.10.	“Gale Days” means the Commencement Date and quarterly thereafter on 1 January, 1 April, 1 July and 1 October in every year of the Term

2.11.	“Initial Rent” means €89,966.00, comprising of (i) €73,716.00 which is calculated at the rate of €12 per square foot per annum of internal gross floor area and (ii) €16,250.00 for 25 car park spaces at the rate of €650.00 per annum per car park space.

2.12.	“Insurance Commencement Date” means the 15th day of July 2015.

2.13.	“Insured Risks” means, subject to all such exclusions, excesses and limitations as are normally available and as may be imposed by the Landlord’s insurers for the time being in respect of any or all of the following: fire, storm, tempest, flood, earthquake, lightning, explosion, impact, aircraft and other aerial devices and articles dropped therefrom, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes, public liability, property owners liability, four years loss of rent and service charge, architect’s and professional fees, the cost of removal of debris and such other risks as the Landlord may in his absolute discretion from time to time determine.

2.14.	“Landlord” means the person or persons so named in this Lease and includes its successors and permitted assigns and any other person for the time being entitled to the reversion immediately expectant on the determination of this Lease.

2.15.	“Permitted Use” means Offices.

2.16.	“Property” means First Floor Unit B, Cookstown Court, Cookstown Industrial Estate, Tallaght, Dublin 24 of the Estate as more particularly shown delineated and edged in red on the Map annexed hereto being part of the Estate including:

2.16.1.	The internal plaster surfaces and finishes of all structural or load bearing walls and columns therein or which enclose the same, but not any other part of such walls and columns.

2.16.2.	The entirety of all non-structural and non-load bearing walls and columns therein.

2.16.3.	The inner half severed medially of the internal non-load bearing walls (if any that divides same from other parts of the Estate).

2.16.4.	The floor finishes thereof (and all carpets) save that the lower limit of the property shall not extend to anything below the floor finishes (except that raised floors and the cavity below them shall be included).

2.16.5.	The ceiling finishes thereof including all suspended ceilings (if any) and light fittings save that the upper limit of the property shall not extend to anything above the ceiling finishes (except for the cavity above any suspended ceiling shall be included).

2.16.6.	All window frames and windows furniture with all glass in the windows and all doors, door furniture and door frames.

2.16.7.	All sanitary and hot and cold water apparatus and equipment and radiators (if any) therein and all fire fighting equipment and hoses therein.

2.16.8.	All Conduits as therein exclusively serving same.

2.17.	“Rent Commencement Date” means the day of 2015

2.18.	“Tenant” means the person or persons so named in this Lease and includes the successors in title of the Tenant to the Term and its permitted assigns.

2.19.	“Tenant’s Share” means the ratio which the gross internal floor area of the Property bears to the aggregate of the gross internal floor area of all the Units.

2.20.	“Term” means the period from the Commencement Date until 15 July 2018.

2.21	“the Units” means each of Blocks A, B, C and D and in each case including:

(a)	The upper surface of the roof of the unit and everything on the surface.

(b)	In relation to that portion of the unit above the Deck, the inner half severed medially of all walls whether load bearing or non-load bearing dividing the Unit from other parts of the Building.

(c)	The upper concreted surface only of the Deck.

(d)	In relation to that portion of the Unit below the Deck the internal plaster finishes only of all load bearing walls.

(e)	Any Conduits that exclusively serve the Unit.

2.22	“the Unit Plant” means all apparatus or equipment employed in providing the ventilation, air handling, air conditioning, water storage, water supply, electrical distribution alarm, alarm services, access control, telephone services and other services exclusively to the Units and located in the Unit Plant Area.

2.23	“the Unit Plant Area” means that portion of the Basement for the exclusive use by each of the Units for the operation of and storage of the Unit Plant.

3	DEMISE

3.1.	In consideration of the rents and covenants on the part of the Tenant contained in this Lease and subject to and upon the provisions restrictions reservations and conditions of this Lease the Landlord Demises to the Tenant for the Term the Property.

TOGETHER WITH:

3.1.1.	the right to pass to and from the Property along the roads within the Estate with or without vehicles of any description for all purposes connected with the use and enjoyment of the Property but not to park or except in an emergency to stop on them together with the right to pass to and from the Property over that part of Unit A comprising the entrance lobby and the stairways leading to the Property.

3.1.2.	the right to pass and repass over the common areas and to use the Common Areas for all proper purposes in connection with the use and enjoyment of the Property but not otherwise to include access to and from the basement car park.

3.1.3.	the right subject to temporary interruption for repair alteration or replacement to the transmission of Utilities to and where appropriate from the Property through the Conduits which are now or may within the Term be in the Estate or the Adjoining Premises that serve the Property.

3.1.4.	the exclusive right to use at least 25 private car spaces shown on the plans annexed hereto as follows:

3.1.4.1	Surface spaces 1 – 5 (5 spaces)

3.1.4.2	Upper Basement 26-30 (5 spaces)

3.1.4.3	Upper Basement 33-35 (3 spaces)

3.1.4.4	Upper Basement 97-101 (5 spaces)

3.1.4.5	Lower Basement 25-31 (7 spaces)

or in such other spaces within the Estate as may from time to time be allocated by the Landlord at the Landlords absolute discretion.

3.1.5.	the right of the Tenant to twenty-four hours access to the Property and Car Park Spaces at all times, seven days a week, three-hundred and sixty-five days a year provided that the Tenant complies with any regulations made by the Landlord for security of the Estate.

3.1.6.	the rights mentioned in clause 3.1.1, 3.1.2, 3.1.4 and 3.1.5 may also be exercised by any person expressly or by implication authorised by the Tenant but only for proper purposes connected with the use or enjoyment of the Property.

3.1.7.	all the rights mentioned in clauses 3.1.1 - 3.1.3 may also be exercised by the Landlord and by any person authorised by the Landlord and by any person who is or who becomes entitled to use them.

3.1.8.	the right of support and shelter and protection for the Property from the Adjoining Premises and all other parts of any building erected or to be erected on the Estate.

3.1.9.	the right to maintain a signboard of a size and form approved by the Landlord (such approval not to be unreasonably withheld or delayed) in a position in the Estate such position to be designated by the Landlord in consultation with the Tenant.

3.2.	EXCEPTIONS

The following are excepted and reserved in favour of the Landlord (and may also be exercised by person authorised by the Landlord or by any person who is or becomes entitled to exercise them):

3.2.1.	the right to the transmission of Utilities from and to the remainder of the Estate and the Adjoining Premises through the Conduits that are now or may during the Term be on the Property.

3.2.2.	the right at convenient times to the Tenant and upon reasonable notice in writing of not less than 48 hours (but in emergency at any time and without notice) to enter the Property for any of the purposes mentioned in clause 3.2.7.

3.2.3.	the right to build upon alter rebuild develop or use the Adjoining Premises even if this affects the light and air coming to the Property (other than in a material way) or causes nuisance annoyance or inconvenience to the Tenant or occupier of the Property by noise dust vibration or otherwise.

3.2.4.	the right upon reasonable notice in writing to temporarily erect scaffolding for executing works altering refurbishing refitting repairing or cleaning any Adjoining Premises and even if this scaffolding temporarily affects the access to or the use and enjoyment of the Property by the Tenant but not so that the Tenant or any other occupier of the Property will not be able to gain access to the Property.

3.2.5.	the right even if this affects the light and air coming to the Property (other than in a material way) or causes nuisance annoyance or inconvenience to the Tenant or the occupier of the Property by noise dust vibration or otherwise;

•	to alter or raise the height of or rebuild any of the Adjoining Premises.

•	to erect any new building of any height on the Adjoining Premises.

3.2.6.	all rights easements and privileges belonging to or enjoyed by the Adjoining Premises or any neighbouring Property provided always that the person or persons exercising any of the rights specified in Clauses 3.2.1. –3.2.7. will cause as little inconvenience as possible to the Tenant and will make good without delay any damage caused to the Property or to the Tenant’s fixtures or fitting or property.

3.2.7.

the right in an emergency to pass through the Property in accordance with any regulation or requirement of any Competent Authority Provided Always that the person or persons exercising this right will cause as little inconvenience as possible to the Tenant and will make good without delay any damage caused to the Property or to the Tenant’s fixtures or fitting.

4.	RENT

4.1.	The Tenant covenants with the Landlord to pay the Initial Rent to be paid (at the option of the Landlord, which said option may be exercised on any number of occasions) either by standing order, direct debit or credit transfer by equal quarterly payments in advance on the quarterly Gale Days without any deduction set-off counterclaim whatsoever, the first payment to be made on the execution hereof.

5.	REPAIR AND CLEANING

THE TENANT COVENANTS WITH THE LANDLORD:

5.1.	To repair the Property and keep them in good repair and as often as may be necessary to rebuild reinstate or replace the Property, and to maintain repair and keep in good working order and condition and often as may be necessary to renew and replace by articles of a similar kind and quality all Plant and Conduits which serve the Property and to repair any damage caused to the Property by the breakdown, misuse of, or failure to repair such Plant and Conduits and to indemnify the Landlord against any loss or liability resulting therefrom.

5.2.	to repair and keep in good and substantial repair and condition the Landlord’s fixtures and fittings and to renew or replace any of the fixtures and fittings that become beyond repair.

5.3.	to make good any damage caused to the Property by the removal of any Tenant’s fixtures and fittings during or upon the expiration or sooner determination of the Term.

5.4.	to clean the Property and keep it clean and tidy and in particular to clean the interior of the windows and window frames in the Property at least once in every quarter.

5.5	not to cause the Common Areas or any other area abutting the Property to be untidy.

6.	INTENTIONALLY LEFT BLANK

7.	USER

The Tenant covenants with the Landlord:

7.1.	not to use or permit the Property or any part of it to be used except for the Permitted Use and for no other purpose without the prior consent in writing of the Landlord such consent not to be unreasonably withheld or delayed but it shall be reasonable for the Landlord to withhold its consent if the change of user sought would substantially increase the insurance effected under clause 14.1.

7.2.	not at any time to use or allow to be used the Property or any part of it as residential accommodation or to keep any animals or birds in the Property.

7.3.	not to do any act or allow to remain upon the Property any substance or article which may constitute a nuisance or which may cause inconvenience disturbance injury or annoyance to the Landlord or the occupiers of the Adjoining Premises or any nearby premises or cause damage to the Property the Adjoining Premises or other nearby premises.

7.4.	not at any time to use or allow to be used the Property or any part of it for any dangerous noisy noxious or offensive trade business manufacture or occupation or for any illegal or immoral purpose.

7.5.	not to use the property or any part thereof for gambling, betting, gaming or wagering, or as a betting office or as a club, or for the sale of beer, wines and spirits nor to hold any auction on the Property.

7.6.	not to leave the Property continuously unoccupied for more than a month unless providing such security arrangements as the Landlord and the Landlord’s insurers may reasonably require.

7.7.	not to discharge into any Conduits within or that serve the Estate any substance that may obstruct them or cause damage or danger or any noxious poisonous deleterious or radioactive matter or anything likely to pollute or contaminate.

7.9.	not to permit any vehicles belonging to the Tenant or any persons calling on the Property expressly or by implication with the authority of the Tenant to stand on the roads or the pavements of the Estate or on any apron except when and for so long as the same are actually loading or unloading and to use its best endeavours to ensure that such persons do not permit any vehicle to stand on any such road or pavement or apron.

7.10.	not to overload the floors of the Property or suspend any excessive weight from the roofs, ceilings, walls, stanchions or structure of the Property and not to overload the Utilities and Conduits in or serving in the Property:

7.10.1.	not to do anything which may subject the Property or any parts thereof to any strain beyond that which they are designed to bear with due margin for safety, and to pay to the Landlord on demand all costs reasonably incurred by the Landlord in obtaining the Opinion of a qualified structural engineer as to whether the structure of the Property is being or is vowed to be overloaded.

7.10.2.	to observe the weight limits and capacity prescribed for lifts in the Property.

7.11	to comply with all requirements of the electricity provider for the electrical wiring installation and Equipment in the Property and not to overload them.

7.12	not to place on the windows of the Property so as to be visible from the outside of the Property any notice sign sticker or advertisement without the Landlords prior written consent.

7.13	to comply with all reasonable regulations made by the Landlord from time to time for the management and security of the Estate but nothing in them may purport to vary this Lease and if there is any inconsistency between the terms of this Lease and the regulations this Lease will prevail.

7.14	to ensure that there is no release from the Property into any environmental medium of any substance that is or in such quantities or concentrations that are capable of causing harm to the health of man or other living organisms or to land surface or ground water or ecology systems.

7.15	not to carry out on the Property any activity or keep on the Property any substance or article for which any authorisation licence permit consent or other approval is needed from a Competent Authority (“Official Approval”) without having obtained the Landlord’s written consent and produced to the Landlord a copy of every application for Official Approval and produced to the Landlord a copy of the Official Approval if granted.

7.16	to comply with every Official Approval including any conditions to which it is subject.

8	ALTERATIONS

The Tenant covenants with the Landlord:

8.1	not to erect or suffer to be erected any new building or structure on the property or engage in any works on or make any additions or alterations to the Property of such a kind that the Property loses in original identity.

8.2	not to alter divide cut maim injure or remove any of the principal or load bearing walls, floors, rooms, beams or columns of or enclosing the Property nor to make any other alterations or additions of a structural nature.

8.3	Not to make any alterations or additions of a non-structural nature to the Property without obtaining the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed).

8.4	The Landlord may, as a condition of giving any such consent require the Tenant to enter into such covenants or undertakings as to the carrying out and insurance of the additions or alterations to the Property as the Landlord shall require regarding the execution of any such works and the reinstatement of the Property at the end or sooner determination of the Term.

8.5	In respect of such alterations or additions to comply in all respects with the provisions, as appropriate, of the Planning Acts, the Building Control Act and the Construction Regulations and to carry out any related works in a good and workmanlike manner to the satisfaction of the Landlord.

8.6	To furnish to the Landlord a certified copy of every (if any) Grant of Planning Permission and Fire Safety Certificate required in relation to any additions or alterations to the Property and Opinions of Compliance or (as the case may be) Exemption regarding the Planning Acts and Building Regulations in a form acceptable to the Landlord.

9	PLANNING

The Tenant covenants with the Landlord:

9.1.	not to commit any breach of planning control and to comply with all requirements under the Planning Acts in relation to the Property.

9.2	not without the Landlord’s written consent (which consent is not to be unreasonably withheld or delayed to make any application for planning permission in relation to the Property or to serve any notices in respect of an application.

9.3	having obtained the Landlord’s consent to apply for planning permission to serve all notices required for carrying out any operation or change of use on the Property which may constitute development (as defined in the Planning Acts) and to pay all fees and any other sums due in relation to every application and to give notice to the Landlord of the granting or refusal (as the case may be) of planning permission forthwith on the receipt thereof.

9.4	even if the Landlord has consented to an application being made not to carry out any operation or change of use on the Property which may constitute development (as defined in the Planning Acts) until:

9.4.1	all necessary notices under the Planning Acts have been served and copies produced to the Landlord.

9.4.2	all necessary permissions under the Planning Acts have been obtained and produced to the Landlord.

9.4.3	the Landlord has acknowledged that every necessary planning permission is acceptable to it (such acknowledgement not to be unreasonably withheld) although the Landlord may refuse to acknowledge its acceptance of a planning permission on the grounds that any condition contained in it or anything omitted from it or the period referred to in it would be or would likely to be prejudicial to the Landlord’s interest in the Property whether during or after the expiry of the Term.

9.4.4	unless the Landlord otherwise directs to complete before the expiry or sooner determination of the Term:

9.4.5	any works specified as having to be carried out to the Property by a date subsequent to the expiry or sooner determination of the Term in a planning permission or in an agreement with the planning or any other authority entered into as a condition to obtaining planning permission.

9.4.6	any development begun on the Property.

9.4.7	in any case where a planning permission is granted subject to conditions and if the Landlord reasonably requires to provide security for the compliance with those conditions and not to implement the planning permission until security has been provided.

9.4.8	if and when called upon to do so to produce to the Landlord all such plans documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this clause have been complied with.

9.4.9	forthwith to notify the Landlord of any notice order or proposal for a notice or order served on the Tenant under the Planning Acts and if so required by the Landlord to produce copies of any such notice order or proposal for a notice or order.

9.4.10	to comply with any notice or order served on the Tenant under the Planning Acts in relation to the property and to pay the costs of compliance with such notice or order.

9.4.11	at the request of the Landlord to make or join in making such objections or representations in respect of any notice or order or proposal served under the Planning Acts as the Landlord may require.

9.4.12

if the Tenant shall receive any compensation under the Planning Acts in respect of any restriction placed upon the user of the Property then if and when the Tenant’s interest in the Property shall be determined under the power of re-entry herein contained the Tenant shall forthwith make such provision as is just and equitable for the Landlord to receive its due benefit from such compensation.

9	BUILDING CONTROL

10.1	to comply with the all provisions of the Building Control Act 1990 the Building Regulations 1991 the Building Control Regulations 1991 and any other regulations issued under the Building Control Act 1990 the Fire Services Act 1981 and with all fire and safety regulations in respect of any works relating to the Property or any change of use of the Property and to furnish to the Landlord within two months of completion:

10.1.1	all fire safety certificates issued.

10.1.2	a certificate of opinion from a member of the Royal Institute of Architects in Ireland or such other architect or engineer reasonably satisfactory to the Landlord that all works (or change of use) comply with the Planning Acts and Building Regulations and the provisions of this clause and that all such works (or change of use) have been carried out in substantial compliance with the plans lodged with the application for any fire safety certificate as amended by any conditions imposed by the Building Control Authority.

11	ALIENATION

The Tenant covenants with the Landlord:

11.1.	not under any circumstances to assign, underlet, part with the possession use or occupation of or otherwise alienate the Property without the landlord’s consent (such consent not to be unreasonably withheld or delayed).

11.2	not to assign transfer or underlet the whole of the Property without the consent of the Landlord such consent not to be unreasonably withheld or delayed where the Tenant has complied with the appropriate provisions of clauses 11.3 – 11.11 but it shall be reasonable for the Landlord to withhold its consent to any such proposed assignment transfer or underletting if:

11.2.1	the proposed assignee or sub-lessee or other person intends to alter the user of the Property or part of it in a manner which would be prohibited under clause 7.1 unless the prior consent of the Landlord has been obtained to such change of use in accordance with Clause 7.1.

11.2.2	the proposed change of user would substantially increase the insurance effected under clause 14.1.

11.2.3	in the case of a proposed underlease the Tenant fails to satisfy the Landlord that the provisions of this clause have been complied with.

11.3	to give to the Landlord all reasonable information concerning the proposed assignment or sub-lease and to procure that any assignee or sub-tenant enters into covenants with the Landlord to perform and observe all the Tenant’s covenants and all the other conditions and provisions of this Lease during the residue of the Term.

11.4	to give to the Landlord all reasonable information concerning the proposed underletting or subletting and to procure that any undertenant or subtenant enters into a direct covenant with the Landlord to perform and observe all the Tenant’s covenants (other than that for payment of the Rent reserved in this Lease) and all the other conditions and provisions of this Lease during the residue of the Term.

11.5	to obtain the Landlord’s consent to any such assignment, underletting or subletting in writing and to pay all reasonable and proper costs incurred by the Landlord (whether or not the proposed assignment or underlease proceeds to completion) including the Landlord’s administrative and legal costs of and incidental to the proposed assignment or underlease.

11.6	on an assignment to a limited company it shall be reasonable for the Landlord to require that either a parent or associate company or at least two directors of the company or two other persons of standing acceptable to the Landlord (such acceptance not to be unreasonably withheld) enter into covenants with the Landlord guaranteeing the performance and observance of the assignee of all the provisions of this Lease as follows:

11.6.1 The Guarantor guarantees to and covenants with the Landlord named in this Lease and without the need for any express assignment to all of its successors in title:

11.6.1.1	if the Tenant does not pay the Rent or any other sum due or other sum to pay the rent and other sum payable under this Lease in the manner and at the times herein specified and the expression “other sum” includes (for example) any sum that the Tenant is ordered to pay in any proceedings arising out of this Lease or agrees to pay by way of settlement of those proceedings.

11.6.1.2	if the Tenant is in breach of any provision of this Lease to remedy that breach on demand and to indemnify and keep indemnified the Landlord from and against all Losses which the Landlord may suffer or incur as a result (directly or indirectly) of any breach or non-observance by the Tenant of any of the provisions of this Lease.

11.6.1.3	in addition to the obligations set out in clauses 11.6.1.1 and 11.6.1.2 and if this Lease is disclaimed by the Tenant’s trustee in bankruptcy or liquidator:

(a) to pay to the Landlord on demand an amount equal to the Rent and other sums of a recurring nature that would have been payable under this Lease for the period beginning on the date of disclaimer and ending on the date upon which the Property is re-let or upon the expiry of the Term or upon the expiry of the period of one year beginning on the date of the disclaimer whichever is the earlier.

(b) if requested by the Landlord within three months of disclaimer to take from the Landlord a lease of the Property from the date of disclaimer for the residue of the Term at the Rent payable at the time of disclaimer and upon the same terms as those contained in this Lease with all provisions of a periodical nature (including for example those relating to review of the Rent) expressed to apply on the dates that would have applied if this Lease had not been disclaimed.

(c) to pay the costs of the Landlord incurred in relation to the disclaimer.

11.6.2 The obligations of the Guarantor set out in clause 11.6.1 will continue to apply even if:

11.6.2.1.	the Landlord grants any time credit forbearance indulgence or concession at any time to the Tenant or fails to enforce payment of the Rent or any other sum due under this Lease or the performance of the terms of this Lease.

11.6.2.2.	the Landlord grants any absolute or partial release of the Tenant or any compromise with the Tenant.

12.6.2.3.	any composition compromise release discharge arrangement waiver variation relinquishment or renewal of any security or right by the Tenant.

11.6.2.4.	the Landlord refuses to accept the Rent tendered when the Landlord was entitled (or would after the service of a notice be entitled) to re-enter the Property.

11.6.2.5.	the terms of this Lease are varied.

11.6.2.6.	a revised Rent has been agreed or determined in accordance with clause 4 of this Lease.

11.6.2.7.	there is any extension or renewal or holding over of the Term or other continued occupation of the Property by the Tenant.

11.6.2.8.	the Tenant surrenders part of the Property and where this happens the liability of the Guarantor under this Lease continues for the part of the Property not surrendered after making any necessary apportionment’s.

11.6.2.9.	the Guarantor would have been released by any other event.

11.7.	Tenant’s Covenants

The Tenant covenants with the Landlord in relation to every underlease or sublease to ensure that:

11.7.1.	it is granted at a rent at the then open market rent approved by the Landlord (such approval not to be unreasonably withheld) without any deduction whatsoever or the Rent payable hereunder at the time of the granting of the underlease whichever is the higher.

11.7.2.	the rent is payable quarterly in advance on the same days when rent is payable under this Lease.

11.7.3	it contains the following provisions:

11.7.3.1.	the rent from time to time payable thereunder shall never be less than the rent from time to time payable hereunder.

11.7.3.2.	an unqualified covenant on the part of the underlessee or subtenant not to part with possession of the Property or any part of it or to permit another to occupy the Property or any part of it or to share the occupation of the Property or any part of it or to hold the Property or any part of it in trust for another.

11.7.3.3	a covenant on the part of the underlessee or subtenant not to assign sublet or charge part of the Property.

11.7.3.4	covenant on the part of the underlessee or subtenant not to assign sublet or charge the whole of the Property without the previous consent in writing of the Landlord under this Lease and of the landlord.

11.7.3.5	a provision prohibiting the undertenant or subtenant from parting with possession or permitting another to share or occupy or hold on trust for another the whole of the Property.

11.7.3.6	a condition or proviso under which the rent reserved by the underlease or sublease shall be reviewed at the same times and in the same manner as provided in this Lease.

11.7.3.7	covenants and conditions in the same terms as nearly as circumstances admit as those contained in this Lease.

11.7.3.8	a covenant prohibiting the undertenant or subtenant from doing or allowing any act or thing in relation to the Property inconsistent with or in breach of the provisions of this Lease.

11.7.3.9	a proviso for re-entry by the underlandlord on breach of any covenant by the undertenant or subtenant.

11.7.3.10	imposing in relation to any permitted assignment the same obligations for consent and registration with the Landlord as are in this Lease in relation to dispositions by the Tenant.

11.7.3.11	before any permitted underletting to procure that the undertenant or subtenant enters into covenants with the Landlord to the same effect as those required of an assignee or subtenant.

11.8.	in relation to any permitted underlease or sublease:

11.8.1.	to enforce the performance by every undertenant or subtenant of the provisions of the underlease or sublease and not at any time to waive any breach of the covenants or conditions on the part of the undertenant or subtenant or assignee of any underlease nor (without the consent of the Landlord such consent not to be unreasonably withheld or delayed) to vary the terms of any underlease or sublease.

11.8.2.	not to agree any reviewed rent with the undertenant or subtenant without the approval of the Landlord such approval not to be unreasonably withheld.

11.8.3.	not to agree any appointment of a person as the third party determining the revised rent without the approval of the Landlord such approval not to be unreasonably withheld.

11.8.4.	to incorporate as part of its representations to that third party representations required by the Landlord.

11.8.5.	to give the Landlord details of every rent review within twenty-eight days of its outcome.

11.8.6	within fourteen days of any assignment charge underlease or other devolution relating to the Property the Tenant shall produce for registration with the Landlord’s solicitors a certified true copy of such instrument or document.

11.9	Notwithstanding the terms of this clause 11, it is expressly agreed that the Tenant requires the consent of the Landlord to share possession of the Property with a subsidiary or holding company or subsidiary of the holding company (as defined under Section 155 of the Companies Act 1963 – 2014).

12.	TENANT’S OTHER COVENANTS

The Tenant covenants with the Landlord:

OUTGOINGS

12.1.	to pay and to indemnify the Landlord against all Outgoings that during the Term are charged assessed or imposed on the Property or on its owner Landlord lessee or occupier.

UTILITIES

12.2.	where separate supplies are provided to the Property to pay the suppliers and to indemnify the Landlord against all charges for Utilities and other supplies consumed on the Property and to pay all equipment rents.

STAMP DUTY AND VAT

12.3	Definitions:

12.3.1. “Landlord’s Option to Tax” means the Landlord’s option to make a letting chargeable to VAT pursuant to Section 97(1) of the VAT Act;

12.3.2. “VAT”, Value added tax;

12.3.3 “VAT Act”, the Value-Added Tax Consolidation Act 2010 and any regulations made in respect of VAT;

12.4.	The Landlord hereby exercises the Landlord’s Option to Tax this Letting.

12.5	The Tenant shall pay to the Landlord an amount equal to the VAT correctly chargeable in respect of this Letting and agrees to indemnify the Landlord against any VAT that may be chargeable on the Rent or arising from the grant of this Lease or arising in respect of any other payment made by the Tenant under this Lease in addition to the Rent.

12.6	The Tenant shall pay to the Landlord the stamp duty payable on this Lease and any counterpart(s), such payment to be made on demand to the Landlord or to such person as the Landlord shall direct and to be accompanied by a valid and subsisting tax registration number relating to the Tenant for the purposes of stamping the Lease (and its counterpart(s)) in accordance with the stamp duty legislation and regulations

LANDLORD’S COSTS

12.4.	to pay the Landlord on an indemnity basis all fees charges costs and other expenses reasonably and properly incurred by the Landlord in relation to:

12.4.1.	every application made by the Tenant for consent whether it is granted refused offered subject to any qualification or withdrawn.

12.4.2.	the recovery of Rent or other sums due from the Tenant.

12.4.3.	enforcing or requiring the Tenant to remedy a breach of the provisions of this Lease.

12.4.4.	any steps taken in connection with the preparation and service of all notices and schedules relating to any breach of the Tenant’s covenants contained in this Lease where appropriate and necessary and whether served during or after the expiry of the Term.

12.4.5	the preparation and service of a notice under Section 14 of the Conveyancing Act and Law of Property Act 1881 even if any right of re-entry or forfeiture has been waived by the Landlord or the Tenant has been relieved under the provisions of that Act.

12.4.6	any other action taken at the request of or caused by the Tenant.

INDEMNITY

12.5.	to indemnify and keep the Landlord indemnified against all actions, proceedings, claims, demands, costs, losses, expenses, damages and liability resulting:

12.5.1	directly or indirectly from any breach by the Tenant of the provisions of this Lease.

12.5.1.2	the use of or works carried out on or to the Property by the Tenant or any person its actual implied authority during the term.

12.5.1.3.	any act neglect or default by the Tenant or any person on the property with its actual or implied authority.

12.5.2.	To effect and keep in force such public liability, employers liability and other policies of insurance (to the extent that such insurance cover is available) as may be necessary to cover the Tenant against any claim arising under this covenant and to extend such policy or policies so that the Landlord is indemnified by the insurers in the same manner as the Tenant and whenever required to do so by the Landlord to produce to the Landlord the said policy or policies together with satisfactory evidence that same is/are valid in subsisting and that all premiums due thereon have been paid.

INTEREST ON ARREARS

12.6.	In the event that the Rent or any advance payment of service charge are not paid within fourteen days of its due date or in the event that any other sum payable under this Lease is not paid within fourteen days of demand to pay interest on the amount due at the Prescribed Rate.

12.6.1.	to pay this interest from the due date to the date of payment (both before and after any judgment) calculated on a daily basis but nothing in this clause entitles the Tenant to withhold or delay any payment or affects the rights of the Landlord in relation to non-payment.

ACCESS BY LANDLORD AND NOTICE OF REPAIR

The Tenant covenants with the Landlord:

12.7.	to permit the Landlord (and any Superior Landlord) and all persons authorised by the Landlord with all necessary materials and appliances at all reasonable times and on reasonable notice in writing of not less than 48 hours (except in an emergency when no notice shall be required) to enter the Property:

12.7.1	to establish if the provisions of this Lease have been observed.

12.7.2	to exercise any right granted or reserved to the Landlord by this Lease.

12.7.3	for any purpose connected with the insurance of the Property review of the Rent or the renewal of this Lease.

12.7.4	to take schedules and inventories.

12.7.5	to view (and to open up floors and other parts of the Property where that is necessary) the condition of the Property the Building the Conducting Media and the Plant.

12.7.6	to alter or to install additional Conducting Media serving or to serve the Adjoining Premises.

12.7.7	to carry out the Services.

12.7.8	for any reasonable purpose connected with the management of the Estate.

12.7.9	to give the Tenant (or leave on the Property) a notice:

(a)	specifying any breach of covenant by the Tenant.

(b)	specifying any work carried out in breach of the provisions of this Lease.

(c)	requiring the Tenant to immediately remedy the breach and to reinstate the

Property and on receipt of the notice the Tenant shall immediately repair clean and redecorate the property or carry out other work as required by the notice.

12.7.10	to allow the Landlord and all persons authorised by the Landlord to enter the Property to carry out the work that is needed to comply with the notice and to pay to the Landlord the cost of doing so within fourteen days of a written demand (which cost if unpaid shall be recoverable by the Landlord as liquidated damages) if:

(a)	within thirty days of service of the notice the Tenant has not begun and then continued the work referred to in the notice or

(b)	the Tenant fails to complete the work within sixty days of service of the notice or such extended period as may be appropriate having regard to the nature and extent of the breach

AERIAL SIGNS AND ADVERTISEMENTS

12.8	not to erect any pole mast satellite dish or wire on the Property without the consent of the Landlord which consent shall not be unreasonably withheld or delayed.

STATUTES NOTICES AND ORDERS

12.9	to comply at the Tenant’s own expense with every statute and any notice or order from a Competent Authority that relates to the Property activities carried out at the Property any substance or article on the Property and whether applicable to the Tenant or the owner Landlord lessee or occupier of the Property.

12.9.1	if so required by the Landlord to produce immediately to the Landlord a copy of any permission notice order or proposal for a notice or order that is served on the Property or the Tenant and that relates to the matters referred to in the preceding sub-clause.

12.9.2	at the request of the Landlord to make or join with the Landlord in making any reasonable objections or representations that the Landlord considers appropriate or otherwise contesting any proposal of a Competent Authority that relates to or includes the Property.

EQUIPMENT

12.10	not to install or use on the Property any Equipment which causes noise or vibration detectable outside the Property or damage to the Property the Plant or the Conducting Media.

12.10.1	to keep all Equipment on the Property properly maintained and to renew all parts when recommended or necessary and to ensure that the Equipment is properly operated.

ENCROACHMENTS

12.11	not to block-up darken obstruct obscure or enlarge any doorway passage corridor window ventilator grating or aperture in the Property or in any manner obscure any such grating window or opening giving light to or otherwise intended for the benefit of the Adjoining Premises.

12.11.1	not to permit and to take all reasonable steps to prevent any encroachment or easement or any third party rights being made or enjoyed over the Property and to give notice to the Landlord immediately if any is attempted.

EVIDENCE OF COMPLIANCE

12.13.	if required to produce to the Landlord such evidence as the Landlord may reasonably require to satisfy itself that the provisions of this Lease have been complied with.

NUISANCE

12.14.1	not to do any act which may constitute a nuisance or which may cause inconvenience disturbance injury or annoyance to the Landlord or the occupiers of other parts of the Estate or the Adjoining Premises or any nearby premises or cause damage to the Property or Adjoining Premises or other nearby premises.

12.14.2	to pay and to indemnify the Landlord against all reasonable costs charges and expenses which may be incurred by the Landlord or for which the Landlord may be held liable for the abatement of any nuisance on the Property.

KEYHOLDERS

12.15	to ensure that at all times the Landlord is aware of the name home address and home telephone number of at least two keyholders of the Property.

SALE OF REVERSION

12.16	to permit the Landlord its agents or any Superior Landlord at any time to fix and retain without interference on any suitable part or parts of the Property a notice or board indicating that an interest superior to this Lease is available for sale and not to remove or obscure any such notice or board.

12.16.1	to permit at reasonable times upon forty-eight hours notice agents or prospective buyers of any interest superior to this Lease to view the Property without interruption (but so that no undue interference is caused to the business of the Tenant) provided they are authorised by the Landlord or its agents.

RE-LETTING

12.17.	permit the Landlord or its agents at any time during the last twelve months of the Term to fix and retain without interference on any suitable part or parts of the Property a notice or board indicating that the Property will be available for letting and not to remove or obscure any such notice or board:

12.17.1	to permit at reasonable times upon twenty-four hours notice all persons authorised by the Landlord or its agents to view the Property without interruption (but so that no undue interference is caused to the business of the Tenant).

YIELD UP

12.18. at the expiration or sooner determination of the Term quietly to yield up to the Landlord the Property with vacant possession together with all additions alterations and improvements to the Property and the Landlord’s fixtures and fittings decorated and repaired in accordance with and in the condition required by the provisions of this Lease. At the expiration or early termination of the Lease, the Tenant shall be able to vacate the Property in ‘as is’ condition (i.e. the Tenant shall not be required to restore the Property to its original prevailing condition) provided that the Tenant shall have the right to remove all movable partitions, workstations and equipment.

12.18.1	to give up all Keys of the Property to the Landlord.

12.18.2	to remove the Tenant’s or trade fixtures and fittings (if requested by the Landlord) and to make good immediately any damage caused by the removal.

12.18.3	to remove any moulding, sign, writing or painting of the name or business of the Tenant or occupiers.

12.18.4	to leave the Property in a presentable standard and good state of repair.

SUPERIOR LEASE

12.19.	to comply with all the covenants (other than for payment of rent) conditions and provisions contained in the Superior Lease or Leases.

13.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant:

QUIET ENJOYMENT

13.1	That if the Tenant pays the Rent and observes and performs the covenants and conditions on its part contained in this Lease to permit the Tenant during the Term to hold the Property peaceably and without any interruption by the Landlord or any person claiming under or in trust for the Landlord.

EXERCISING RIGHTS

13.2	in exercising the rights involving entry to the Property to cause as little damage as possible to the Property or as little inconvenience to the occupiers as is reasonably practicable and to make good without delay any such damage which may be caused by such exercise.

14.	INSURANCE

14.1.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant:

14.1.1.	to insure and keep insured with an insurer of repute located in Ireland in the name of the Landlord.

14.1.2	the Estate (including the Property) and the Landlord’s fixtures and fittings against loss or damage caused by the insured risks in the full reinstatement costs thereof (to be determined from time to time by the Landlord or his professional advisors) including:

14.1.3	Architect’s surveyors consultants and other professional fees (including value added tax thereon).

14.1.3.1	The cost of shoring, demolishing, site clearing and similar expense.

14.1.3.2	All stamp duty and other taxes or duties exigible on any building or like contract as may be entered into and all incidental expenses (including planning and building regulation fees) relevant to the reconstruction reinstatement or repair of the Estate.

14.1.3.3	Such provision for inflation as the Landlord in its absolute discretion shall deem appropriate.

14.1.3.4

The loss of rent and the service charge from time to time payable or reasonably estimated to be payable, under this Lease (taking account of any review of the rent which may become due under this Lease) following loss or damage to the Estate by the insured risks, for four years or such longer period as the Landlord, may from time to time, reasonably deem to be necessary, having regard to the likely period required for the rebuilding and for obtaining planning permission and any other consents, certificates and approvals in connection with the reinstatement of the Estate.

14.1.3.5	The Property Owner’s, public, employers and other liability of the Landlord arising out of or in relation to the Estate.

14.1.3.6	Such other insurance as the Landlord may, in its discretion, from time to time deem necessary to effect.

14.1.4	at the request of the Tenant, the Landlord shall produce to the Tenant a copy or extract duly certified by the Landlord of the policy or policies of such insurance and a copy of the receipt for the last premium or (at the Landlord’s option) reasonable evidence from the insurers of the terms of the insurance policy or policies and the fact that it is or they are subsisting and in effect.

14.1.5	to procure that the interest of the Tenant is noted or endorsed on the policy whenever this is permitted under the policy or alternatively to procure from the insurers a letter of waiver of subrogation rights.

14.2	TENANT’S COVENANTS

The Tenant covenants with the Landlord:

14.2.1	to pay to the Landlord by way of additional rent without deduction within fourteen days of a demand and (if so demanded) in advance of the date of renewal sums equal to the Tenant’s share of premiums paid or to be paid by the Landlord in compliance with its insurance obligations as set out in Clause 14.1.2.:

14.2,2	to give notice to the Landlord of any matters (whether existing or that arise during the Term) that a prudent insurer might treat as material in deciding whether or on what terms to insure or to continue to insure the Property.

14.2.3	to comply with the requirements and recommendations of the Landlord, the Landlord’s insurer and the fire officer and of any Competent Authority (whether notified or directed to the Landlord and then the Tenant or directly to the Tenant) in relation to fire and safety precautions affecting the Property.

14.2.4	to keep the Property supplied with equipment for the detection and fighting of fire and with the fire alarm equipment that the Landlord, the Landlord’s insurer or fire officer requires and such equipment shall be open to inspection and to maintain this equipment in working order and to the satisfaction of the Landlord’s insurer or fire officer and to the reasonable satisfaction of the Landlord and at least once every twelve months to have this equipment inspected by a competent person.

14.2.5	not to obstruct the access to any fire equipment or other safety equipment or the means of escape from the Property in the case of fire or other emergency or to lock any fire door while the Property is occupied.

14.2.6	not to do or omit or suffer to be done or omitted anything that would cause any policy of insurance relating to the Property or the Estate or any Adjoining Property owned by the Landlord to become void or voidable wholly or in part and if the Property is destroyed or damaged by a risk against which the Landlord has covenanted in this Lease to insure and the insurance money is wholly or partly irrecoverable by reason solely or in part of any act or omission of the Tenant or anyone claiming title under the Tenant to pay to the Landlord the whole or where appropriate the irrecoverable part of the insurance money.

14.2.7	Subject to the Landlord furnishing the Tenant with a copy of any policy of insurance affected under Clause 14.1, to comply, at the Tenant’s own expense, with all the requirements under that policy and the recommendations of the insurers relating to the Property.

14.2.8	not to do or omit or suffer to be done or omitted anything whereby any abnormal or loaded premium may become payable unless the Tenant has previously notified the Landlord and agreed to pay the increased premium and the Tenant shall on demand, pay to the Landlord all expenses incurred by the Landlord in renewing any such policy.

14.2.9	not to bring keep in or on or store on the Property any article or thing which is or might become dangerous, offensive, explosive or unduly combustible or inflammable, radioactive or which might unduly increase the risk of fire or explosion.

14.2.10	to give notice to the Landlord immediately any event happens against which the Landlord may have insured under this Lease.

14.2.11	if the Tenant is entitled to the benefit of any insurance in relation to the Property to apply all money in making good the loss for which it is received.

14.2.12	to do nothing to prejudice any claim made by the Landlord or to prevent or impede any reinstatement being carried out by the Landlord under clause 14.4.

14.2.13	to pay to the Landlord on demand such sum as may be determined by the Landlord’s Surveyor as a reasonable estimate of the Tenant’s share of the costs and expenses incurred by the Landlord in having the Property re-valued from time to time for insurance purposes.

14.2.14	to insure and keep insured the plate glass (if any) in the Property in the name of the Landlord and the Tenant with a reputable insurance company against breakage or damage for its full reinstatement cost and when required to produce to the Landlord particulars of this insurance and evidence of payment of the premium and to reinstate any plate glass that is broken or damaged with new glass of no less quality or thickness.

14.3	Suspension of Rent

14.3.1.	In case the Property is destroyed or damaged by any of the Insured Risks so as to render same unfit for use and occupation and provided the insurance has not been vitiated nor payment of any insurance monies refused by reason of any act or default of the Tenant, any undertenant or any person under its or their control, then the rent and the service charge payable under this Lease or a fair proportion thereof, according to the nature and extent of the damage sustained, shall be suspended for a period of not more than three years from the date of the damage or destruction or until the Property or the part thereof destroyed or damaged shall be again rendered fit for use and occupation and accessible by the Tenant and any dispute concerning the provisions of this clause shall be determined by a single arbitrator to be appointed, in default of agreement, upon the application of either party, by or on behalf of the President or Acting President for the time being of the Society of Chartered Surveyors in accordance with the provisions of the Arbitration Acts 1954 and 2010.

14.3.2.	When the preceding clause applies for part of a quarter and the Rent for that quarter has already been paid in advance the Landlord shall refund to the Tenant the proportion of the Rent (apportioned on a daily basis) attributable to the period during which the preceding clause applied.

14.4	Reinstatement

14.4.1	If the Property or any part thereof is destroyed or damaged by any of the Insured Risks so as to render the Property unfit for use and occupation then unless payment of any of the insurance monies is refused by reason of any acts or default of the Tenant, any undertenant or any person under its or their control.

14.4.2	Subject to the Landlord being able to obtain any necessary planning permission and other necessary licences, certificates, approvals and consents (which the Landlord shall use its reasonable endeavours to obtain).

14.4.3	Subject to the necessary labour and materials being and remaining available (which the Landlord shall use its reasonable endeavours to obtain as soon as practicable) and subject to the exercise of the right to terminate the Lease under this clause.

14.4.4	The Landlord shall as soon as possible lay out the proceeds of insurance affected under Clause 14.1. in rebuilding and reinstating the Property or the part or parts thereof so destroyed or damaged, substantially as same was prior to any such destruction or damage (but not so as to provide accommodation identical in layout and manner or method of construction if it would not be reasonably practicable to do so).

14.4.5	If the Landlord is prevented (for any reason other than its act or default) from compliance with the previous provisions of this clause the following provisions apply.

14.4.6	The Landlord is relieved of its obligation to reinstate and is solely entitled to all insurance monies.

14.4.7	If the prevention continues for three years and the Lease is not otherwise terminated, the Landlord or the Tenant may at any time after expiry of that period by not less than three months written notice given to the other party determine this Lease, but without prejudice to any claim by either party against the other in respect of any antecedent breach of its terms.

For the purposes of this clause “Property” do not include (unless otherwise specified by the Landlord) any additions alterations or improvements carried out or being carried out by the Tenant.

15	SERVICES AND SERVICE CHARGE

15.1	Services

The Landlord covenants with the Tenant to provide, carry out or procure the carrying out or provision of the following services.

15.1.1	Maintaining repairing renewing replacing and cleaning (including painting and/or other decorative treatment and periodic cleaning and washing) the Common Areas including (without prejudice to the generality of the foregoing) the Conduits.

15.1.2	Provide for such insurances as may reasonably be required in respect of loss or damage by the Insured Risks to the Common Areas and all installations, plant, tanks, conduits and equipment therein including insurance claims by members of the public in respect of accidental injuries or losses occurring or in connection with any part of the Common Areas.

15.1.3	Lighting the Common Areas and including decorative lighting and flood-lighting and providing and maintaining communal signage.

15.1.4	The providing of such amenities and services as the Landlord is by law or by contract required to provide and/or shall be reasonable and proper to provide taking into account principles of good estate management including (where appropriate) security measures, landscaped areas seating ornamental features and information signs.

15.1.5	The planting and maintaining of landscape features and grassed areas (if any) and the maintaining and repairing and replacement (when necessary) of any statuary or other decorative items and decorative lighting and flood-lighting.

15.1.6	Installing maintaining repairing and replacing the Estate Plant or other matters and things associated therewith within the Common Areas or for the benefit of the occupiers of the Estate generally.

15.1.7	The engagement or provision of management staff and such advisers and contractors as may be reasonably necessary for the efficient provision of the Services including a caretaker superintending staff maintenance and cleaning staff.

15.1.8	In respect of all persons employed for the purposes of carrying out the Services the paying of all wages and PRSI Social Welfare and Insurance contributions and other payments required to be made by employers under any statute or other authority pensions or other payments and benefits (whether or not ex gratia) uniforms and other necessary clothing equipment and materials and payments for accommodation including a notional rent (not exceeding current market rent) for any premises in the Estate or elsewhere provided rent free for the residence of any such person or persons.

15.1.9.	The payment of all rates and other outgoings (whether or not of an annual or recurring nature) imposed or assessed on the Common Areas or any part thereof (whether on the owner or occupier) and all meter rents and charges relating to the Common Areas.

15.1.10	The collecting storing incinerating or otherwise disposing of refuse including the provision maintaining repairing and replacing of refuse incinerators and/or compactors and suitable containers and other receptacles.

15.1.11	Complying in respect of the Estate as a whole or in respect of the Common Areas with:

15.1.11.1	Any notice regulation or order of any competent authority and;

15.1.11.2	Any requirement of any present or future act of Parliament Order Bye-Law or regulation except where the same is the responsibility of a Tenant of any part of the Estate.

15.1.11.3	The making and publishing of any regulations for or in connection with the proper use of the Estate and enforcement thereof.

15.1.11.4	The carrying out of any reasonable and proper work for the improvement or maintenance of the Common Areas and for the providing of services to the Common Areas.

15.1.11.5	The payment of all costs expenses and fees involved or resulting from the obtaining of professional advice whether from lawyers barristers surveyors (including all reinstatement valuations for insurance purposes) architects engineers or other experts in respect of the Services and the costs included in making representations and taking necessary legal action either in respect of any planning applications notices or orders received in respect of or affecting the Estate or in respect of any attempt to deny or obstruct any rights easements quasi easements or other privileges enjoyed or claimed to be enjoyed in respect of the Estate.

15.1.11.6	The cost of regularly inspecting the Building and the Estate to ensure that the same is in good order and condition and that the owners and occupiers of the Building have fully complied with their obligations and covenants in respect thereof.

15.1.11.7	The keeping of accounts and management records and the preparing of the service accounts including the employment or engagement of Surveyors Accountants or other agents in connection therewith.

15.1.11.8

The management of the Estate including the engagement of managing agents and the management fees thereof or (in the event that the Landlord’s estates or property department manages the Estate) the Landlord’s management fees therefor and including for the avoidance of doubt the cost of collecting rent and of managing and arranging all of the services.

15.1.11.9	The provision at the Landlord’s option of such sinking or reserve fund as the Landlord shall deem fit with the right annually or at such other intervals as the Landlord may determine to review the sinking or reserve fund with a view to allowing for all such additional further costs and expenditure as may be attributable to the differential in the value of money or inflation and/or other like trends as between one date and another and to allow for all such amounts as may be determined on review in computing the contribution from time to time to the sinking or reserve fund provided however that this clause shall not impose upon the Landlord any obligation to provide for, if already established, such sinking or reserve fund.

15.1.11.10	Any other service or undertakings which in the reasonable opinion of the Landlord or the Landlord’s Managing Agents are desirable for the comfort and convenience and promotion of the tenants of the Estate generally.

15.1.11.11	Provide as the Landlord shall acting reasonably think fit a reception area/desk in the Ground Floor of Units A and B which will be manned during office hours by a porter/receptionist or such other person or persons as the Landlord shall think necessary or desirable and pay them all proper salaries wages costs expenses and outgoings.

PROVIDED ALWAYS that the obligations of the Landlord contained or arising under this Clause are subject to and conditional upon the Tenant contributing to the expenses of the Landlord in accordance with the covenants in that behalf contained at Clause 15.4.1.

15.2	Qualified nature of the Landlord’s covenants

15.2.1.	The Landlord shall not be liable to the Tenant in respect of any failure by the Landlord to perform any of its obligations in 15.1 unless and until the Tenant has notified the Landlord of such failure and the Landlord has failed within a reasonable time to remedy the same and then in such case the Landlord (subject to the provisions of Clause 15.2.2. shall be liable to compensate the Tenant only for actual (but not consequential) loss or damage sustained by the Tenant after such reasonable time has elapsed.

15.2.2	The Landlord shall not in any circumstances incur any liability for any failure or interruption of any of the services provided by the Landlord or for any inconvenience or injury to persons or property arising from such failure or interruption due to mechanical breakdown, failure or malfunction, overhauling, maintenance, repair or replacement, strikes, labour disputes, shortages of labour or materials, inclement weather or any cause or circumstance beyond the control of the Landlord but the Landlord shall use its reasonable endeavours to cause the service in question to be reinstated with the minimum of delay.

15.3	Definitions

15.3.1.	“Services” means the services set out in in clause 15.1.

15.3.2.	“Service Costs” means the costs and expenses incurred by the Landlord in relation to the Services and may (at the discretion of the Landlord) include a reasonable sum by way of provision for further expenditure on any of the services which the Landlord or its Managing Agents reasonably estimate will be expended in the following year after the end of the particular Accounting Period.

15.3.3.	“Payment Dates” means the Gale Days in each Accounting Period.

15.3.4	“Accounting Period” means the year or part of a year ending on the 31st day of December or on such other date as may from time to time be fixed by the Landlord as the period for calculating the service charge.

15.3.5	“Service Charge” means the Tenant’s share of the Service Costs which is based on the ratio which the gross internal floor area of the Property bears to the aggregate of the gross internal floor area of all the Units.

15.4.	Payment of Service Charge

15.4.1.	The Tenant shall pay to the Landlord the Service Charge without any deduction or set-off by equal quarterly payments on the Payment Dates (this sum to be treated as rent).

15.4.2	The Landlord shall on or before the commencement of each Accounting Period (or resume thereafter as circumstances shall require or permit) supply the Tenant with a written statement specifying the Landlord’s estimate of the likely amount of the Service Charge in respect of such Accounting Period.

15.4.3

On each Payment Date the Tenant shall pay the amount as detailed in the specified aforesaid statement provided that if the Landlord has not supplied the relevant statement then the Tenant will pending receipt of the same pay on each Payment Date the amount payable hereunder in the previous Accounting Period on each Payment Date. On such statement being issued the Tenant will on the next Payment Date pay or be allowed as the case may be the difference between the total of any such payments which should have been made if the statement had been issued before the commencement of the Accounting Period.

15.4.4	The Landlord shall cause proper books of account to be kept in respect of the Service Costs of each Accounting Period.

15.4.5	The Landlord shall cause an account of the Service Costs to be taken as soon as practicable after the completion of each Accounting Period prepared and audited by a chartered accountant who shall certify the actual Service Costs for the relevant Accounting Period and a copy of the audited accounts shall be served on the Tenant as soon as practicable with a statement from the Landlord or the Landlord’s Managing Agents as to the balance (if any) due to or from the Tenant having regard to the payments already made on account.

15.4.6	Any balance due from the Tenant to the Landlord in respect of the Relevant Accounting Period shall be paid within 14 days of the service of the copy accounts and statement and any balance due from the Landlord to the Tenant shall be allowed from the instalment of the service charge next due.

15.4.7	If during any Accounting Period which shall reasonably appear to the Landlord that by reason of unexpected expenses or liabilities the previous estimate of service costs likely to be exceeded then the Landlord may in its absolute discretion serve on the Tenant a statement of such expenses and liabilities and proportion thereof due as to the service charge the consequences thereof and any such sums so required shall be paid by the Tenant within fourteen days of the demand thereof.

15.4.8	A duly certified copy of any statement or certificate provided for by this clause shall be evidence for the purpose of this lease of the matters covered by such statement or certificate.

15.4.9	The Service Charge and any payments on account thereof shall be deemed to accrue from day to day.

15.4.10	The first payment of the Service Charge ending on the day before the next Gale Day is due on the date of this Lease. The provisions of this clause shall continue up to time of outstanding expiration or sooner determination of the Term but only in respect of the period down to such expiration or sooner determination, service charge for that Accounting Period being apportioned to the said period on a daily basis.

15	FORFEITURE

16.1	A “Forfeiting Event” is any of the following:

16.1.1.	any Rent or any part of it is outstanding for twenty one days after becoming due whether formally demanded or not.

16.1.2.	any sum regarded as rent for the purposes of this Lease is outstanding for fourteen days after becoming due whether formally demanded or not.

16.1.3.	a breach by the Tenant of any of the provisions of this Lease.

16.1.4.	the Tenant being an individual or a corporation is Insolvent.

16.2	“Insolvent” for the purposes of this Lease means:

16.2.1

If the Tenant being a company has a winding up petition presented against it or passes a winding up resolution (other than in connection with a members voluntary winding up for the purposes of an amalgamation or reconstruction which has the prior written approval of the Landlord) or resolves to present its own winding up petition or is wound up (whether in Ireland or elsewhere) or a Receiver and Manager is appointed in respect of the Property or any part thereof or of the Tenant, or

16.2.2	If the Tenant being an individual (or if more than one individual, then any one of them) has a bankruptcy petition presented against him or is adjudged bankrupt (whether in Ireland or elsewhere) or suffers any distress or execution to be levied on the Property or enters into composition with its creditors or shall have a receiving order made against him.

16.3	Whenever a Forfeiting Event exists the Landlord or any person or persons authorised by the Landlord may without prejudice to any other right remedy or power herein contained or otherwise available to the Landlord re-enter the Property (or any part of it) and thereupon the Term absolutely ceases and determines, but without prejudice to any rights or remedies which may then have accrued to the Landlord against the Tenant in respect of any antecedent breach of any of the covenants and conditions contained in this lease.

17	Miscellaneous

17.1.	Representations

The Tenant acknowledges that it has not entered into this Lease in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord.

17.1	Exclusion of Use Warranty

Nothing in this Lease or in any consent granted or approval given by the Landlord under it implies or warrants that the Property or any part of it may be used under the Planning Acts for the purpose herein authorised or any purpose subsequently authorised and the Tenant hereby acknowledges that the Landlord has not given or made at any time any representation or warranty that any such use is or will be or will remain a permitted use under those Acts.

17.2	Disputes with Adjoining Owners

If any dispute relating to the Property arises between the Tenant and the occupiers of Adjoining Premises it will be determined by the Landlord’s Surveyor.

17.3	Covenants relating to Adjoining Premises

Nothing contained in or implied by this Lease gives the Tenant the benefit of or the right to enforce or to prevent the release or modification of any covenant agreement or condition entered into by any tenant of the Landlord in respect of any Adjoining Premises.

17.3	Effect of Waiver

Each of the Tenant’s covenants shall remain in full force both at law and in equity notwithstanding that the Landlord may have appeared to have waived or released temporarily any such covenant, or waived or released temporarily or permanently, revocably or irrevocably a similar covenant affecting other property belonging to the Landlord.

17.4	Rights and Easements

17.4.1	The Tenant will not during the Term acquire or become entitled to any easement over any Adjoining Premises.

17.4.2	Any easement exercised over any Adjoining Premises will be regarded as being exercised by virtue of a determinable licence from the Landlord.

17.5	Closure of Property in Emergency

The Landlord may close the Property or any part of it in an emergency where the Landlord considers such action reasonably necessary for the safety of a person or property in the Property and the rent and the service charge payable under this Lease or a fair proportion thereof, according to the nature and extent of the closure, shall be suspended from the date of the closure until the Property or the part thereof shall be reopened and accessible by the Tenant and any dispute concerning the provisions of this clause shall be determined by a single arbitrator to be appointed, in default of agreement, upon the application of either party, by or on behalf of the President or Acting

President for the time being of the Society of Chartered Surveyors in accordance with the provisions of the Arbitration Acts 1954 and 2010.

17.6	Extension of Term

If after the expiry of the Term there is a period of holding over extension or continuance (whether by agreement or operation of law):

17.6.1	the provisions of this Lease will apply to that period and the expression “Term” will be construed accordingly.

17.6.2	all obligations of a periodical nature will apply at the same intervals as those specified in this Lease.

17.7	Landlord’s Surveyor

Whenever the Lease provides for questions to be referred to or issues to be determined by the Landlord’s Surveyor:

17.7.1	the term “in the absence of agreement” means in the absence of agreement between the Landlord and the Tenant and does not require the agreement of the Guarantor to have been sought.

17.7.2	in making his determination he will be acting as an expert and not as an arbitrator and the determination will be final and conclusive.

17.7.3	his fees and disbursements for making the determination will be paid as he directs as being fair and reasonable in the light of his determination having regard to the nature of the dispute.

17.7.4	he must be an Associate or Fellow of the Royal Institution of Chartered Surveyors (Republic of Ireland branch) or the Irish Auctioneers and Valuers Institute.

17.7.5	he must not be an employee of the Landlord or a company within the Landlord’s Group or a partner or employee of the managing agents.

17.8	Tenant’s Possessions

If after the Tenant has vacated the Property on the expiry of the Term any of the Tenant’s possessions remain on the Property and the Tenant fails to remove them within fourteen days after being notified in writing by the Landlord to do so.

17.8.1	the Landlord may as the agent of the Tenant sell the possessions and the Tenant indemnifies the Landlord against any liability incurred by it to any third party whose possessions have been sold by the Landlord in the mistaken belief (which will be presumed) that the possessions belonged to the Tenant.

17.8.2	The Tenant will be responsible for and will indemnify the Landlord against any damage caused to the Property by the possessions and any Losses suffered by the Landlord as a result of the presence of the possessions on the Property after the Tenant has vacated the Property on the expiry of the Term.

17.12.	Tenants Option to Determine

The Tenant may terminate this Lease as of the 15 July 2017 (“the Option Date”) subject strictly to the following terms and conditions:

The Tenant shall serve on the Landlord a notice in writing exercising the said right (“the Notice”) at least six months prior to the expiry of the Option Date and in this regard time shall be of the essence.

The Tenant shall continue to be responsible for rent and all Outgoings payable on foot of this Lease up to the Option Date.

The Tenant shall on or prior to the Option Date deliver to the Landlord the original of this Lease, together with all related title documentation and shall as beneficial owner deliver duly executed and stamped a transfer or surrender of this lease and (if applicable) shall procure the cancellation of its registration in the Land Registry.

Any such termination shall be without prejudice to any antecedent breach by either the Landlord or Tenant of any of their respective covenants herein contained.

In the event of the Tenant who first entered into this Lease assigning it with the Landlord’s consent to a third party the provisions contained in this clause shall not apply to such third party or any subsequent successors in title thereto.

The Tenant paying to the Landlord all VAT (if any) arising on the surrender or termination of this Lease provided that a valid VAT invoice is furnished by the Landlord to the Tenant at least 21 days prior to the Option Date.

18.	GUARANTEE

18.1	The Guarantor in consideration of the demise hereinbefore contained having been made at his/its request hereby covenants with the Landlord that the Tenant will pay the rents and other contributions hereby reserved on the days and in manner aforesaid and will perform and observe all the Tenant’s covenants hereinbefore contained and that in case of default in such payment of rents and other contributions or in the performance or observance of such covenants as aforesaid the Guarantor will pay and make good to the Landlord on demand all losses damages costs and expenses thereby arising or incurred by the Landlord PROVIDED ALWAYS and it is hereby agreed that:

18.1.1.	any neglect or forbearance of the Landlord in endeavouring to obtain payment of the rents service charge and other contributions hereby reserved when the same become payable or to enforce performance of the several stipulations herein on the Tenant’s part contained; or

18.1.2	any variation or waiver of or addition to the terms of this Lease or any of them agreed by the Landlord and the Tenant; or

18.1.3.	any legal limitation immunity disability incapacity, occurrence of insolvency or the winding up of the Tenant; or

18.1.4.	any time which may be given to the Tenant by the Landlord shall not release or exonerate or in any way affect the liability of the Guarantor under this covenant.

18.2.	In the event of the Tenant (being a company) during the Term entering into liquidation whether compulsory or voluntary and the liquidator in such liquidation disclaiming this Lease or in the event of the Tenant (being an individual) becoming bankrupt and the Assignee or Assignees in bankruptcy disclaiming this Lease or if this Lease shall be forfeited then in either such event the Guarantor hereby covenants with the Landlord that the Guarantor will at the request of the Landlord and the cost of the Guarantor forthwith accept from the Landlord a Lease of the Demised Premises for a term equal in duration to the residue remaining unexpired of the Term at the time of the disclaimer or forfeiture such Lease to contain the same Landlord’s and Tenant’s covenants respectively and the same provisos and conditions in all respects (including the provisos for re-entry) as are herein contained and such Lease and the rights and liabilities thereunder to take effect from the date of disclaimer or forfeiture (as the case may be).

19.	NOTICES

19.1	Any demand or notice required to be made, given to us served on the Tenant/ Guarantor under this Lease shall be duly and validly made, given or served if addressed to the Tenant / Guarantor (or if the Tenant/ Guarantor comprises more than one person than to any of them) and delivered personally or sent by prepaid registered or recorded delivery mail or sent by telex or telegraphic facsimile transmission addressed (in the case of a company) to its registered office or (whether a company or individual) to its last known address or to the property.

19.2	Any notice required to be given or served on the Landlord shall be duly and validly given or served if sent by prepaid registered or recorded delivery mail, or sent by telex telegraphic facsimile transmission addressed to the Landlord at his registered office and in the case of an individual at his last known address.

20.	Interpretation

In this Lease:

20.1 “Adjoining Premises” means any land and buildings adjoining or neighbouring the property.

20.2 “Base Rate” means the rate per centum per annum which shall equal the annual rate of interest for the time being chargeable under Section 22 of the Courts Act 1981 (or any other rate of interest payable on judgments under any statutory modification or re-enactment thereof as may for the time being be in force).

20.3 “Competent Authority” includes a government department any local regulatory public or other authority the fire officer or a court of competent jurisdiction.

20.4 “Claim” includes any claim demand remedy suit injury damage loss cost liability action proceeding right of action claim for compensation and claim for abatement of rent obligation.

20.5 “Cost” includes any cost charge expense outgoing payment or other expenditure of any nature whatever including where appropriate all rates and all reasonable and proper legal fees.

20.6 “Equipment” means all plant equipment machinery and apparatus used in the Property.

20.7 “Guarantor” means each Guarantor (if any) named in this Lease and includes the executors and administrators or permitted assigns of such person or persons or the successor or permitted assign of any corporate Guarantor.

20.8 “Keys” means keys, access cards or other methods of access from time to time used for the Building or any part of the Property.

20.9 “this Lease” includes (except where the contrary is indicated) this Lease as modified or varied from time to time and all annexures to it any document supplemental or collateral to this document or entered into in accordance with its terms.

20.10 “Losses” includes all liabilities incurred by the Landlord all damage and loss suffered by it and all damages awarded against it all claims demands actions and proceedings made or brought against it and all costs disbursements and expenses incurred by it.

20.11 “Outgoings” includes rates taxes assessments impositions duties levies charges and other outgoings of any type but excluding any tax imposed on the Landlord in respect of the receipt of Rent or other payment made by the Tenant under this Lease or on any disposition or dealing with or the ownership of the reversion of this Lease.

20.12 “Plan” means the plan or plans annexed to this Lease.

20.13 “Planning Acts” means the Local Government (Planning and Development) Acts, 1963 to 1999 and the Planning Act 2000 and any Act or Acts for the time being in force amending extending or replacing the same and any Order Regulations or Directions issued under or by virtue of the said Acts for the time being in force.

20.14 “Plant” means all apparatus plant machinery and equipment installed by the Landlord in the Property including (for example) lifts lift shafts standby generators boilers items relating to mechanical ventilation heating and cooling and closed circuit television systems but not any equipment the maintenance of which is the direct responsibility of any tenant within the Building.

20.15 “Prescribed Rate” means interest computed on a day to day basis at a rate per centum per month or part thereof which shall exceed by one half per centum per month the monthly rate of interest for the time being chargeable under Section 680 of the T axes Consolidation Act 1999) (or such other monthly rate of interest as may from time to time be chargeable upon arrears of tax).

20.16 “Redecorate” means to wash down the whole of the interior of the Property to clean and treat all inside wood metalwork stonework and any other surfaces and finishes not requiring to be painted french polished or distempered in an appropriate manner and with appropriate materials of good quality and to treat as previously treated all internal surfaces of the Property by paint whitewash colour wash distemper grain varnish french wax polish paper or otherwise redecorate in an appropriate manner and with appropriate materials of good quality.

20.17 “Rent” means the Initial Rent or the rent agreed or determined under clause 4.

20.18 “Superior Landlord” means any landlord entitled to any interest in the Property or any part of it which is superior to the interest of the Landlord whether such superior interest be created prior to or subsequent to the grant of this Lease.

20.19 “Utilities” means electricity, gas, water, sewage, soils, telecommunications, and other services of whatsoever nature.

20.20 “VAT” means value added tax and any tax of a similar nature substituted for it or in addition to it.

20.21 References:

20.22 to a particular statute or part of it (“statutory reference”) include (except where the contrary is indicated) any relevant derivative legislation and refer to that statutory reference as it may have been extended modified amended or re-enacted by the date upon which its construction is relevant for the purposes of this Lease and not as originally enacted or as at the date of this Lease.

20.23 generally to “statute” or “statutes” include derivative legislation and any Regulation or other legislation of the European Union that is directly applicable in the Republic of Ireland and include existing statutes and those that come into effect during the Term.

20.24 to the expiry of the Term or to the last year of the Term are (subject to clause 17) to the end of the Term and the last year of the Term however the Term comes to an end whether by effluxion of time or in any other way including (for example) determination by forfeiture.

20.25 to any society institute or other professional body shall include any other body established from time to time in succession to or in substitution for or carrying out the function formerly carried out by such society institute or other professional body.

20.26 to “month” means calendar month.

20.27 whenever the Landlord or the Tenant consist of more than one person any covenant or obligation of or to that party takes effect as joint and several covenants and obligations.

20.28 any consent of the Landlord must be in writing and signed by or on its behalf if it is to be effective under this Lease.

20.29 wherever this Lease provides that the consent of the Landlord is required it may be given subject to any necessary further consent being obtained from a Superior Landlord and it shall only be implied that this further consent may not be unreasonably withheld when this Lease expressly says so.

20.30 any right of access to the Property granted to the Landlord by the provisions of this Lease shall be deemed to have been also given to any Superior Landlord.

20.31 words importing one gender include all genders.

20.32 whenever this Lease provides for questions to be referred to or determinations to be made by the Landlord’s Surveyor the provisions of clause 17.10 apply.

20.33 where in this Lease there are covenants by the Tenant which restrict or forbid the Tenant from doing any act or thing or omitting to do any act or thing such covenants include an obligation not knowingly to allow or suffer that act or thing to be done.

20.34 the headings in this Lease have been inserted for reference purposes only and are not to be taken into account in interpretation.

PRESENT when the common seal
of the LANDLORD was affixed hereto and DELIVERED as a DEED

/s/ Gerard M. Merrick

/s/ Louise Merrick

PRESENT when the common seal

Of the TENANT

Was affixed hereto and DELIVERED as a DEED

/s/ James Travers
Director

/s/ Stephen Lifshatz
Director/Secretary

PRESENT when the common seal

Of the GUARANTOR

Was affixed hereto and DELIVERED as a DEED

/s/ James Travers
Director

/s/ Stephen Lifshatz
Director/Secretary